Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: William J. Pasenelli
Chief Executive Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION

ANNOUNCES RESULTS OF OPERATIONS FOR THIRD QUARTER OF 2014

Waldorf, Maryland, October 20, 2014 – The Community Financial Corporation (NASDAQ: TCFC) (formerly Tri-County Financial Corporation) (the “Company”), the holding company for Community Bank of the Chesapeake (formerly Community Bank of Tri-County) (the “Bank”), reported its results of operations for the three and nine months ended September 30, 2014.

Consolidated net income available to common shareholders for the three months ended September 30, 2014 increased $186,000 to $1.8 million or $0.39 per common share (diluted) compared to $1.7 million or $0.55 per common share (diluted) for the three months ended September 30, 2013. In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million. The additional shares outstanding impacted year to year comparability of per share earnings beginning with fourth quarter 2013 results. The increase in net income was due to increased net interest income, which was partially offset by increases to the provision for loan losses, income tax expense and noninterest expense. Noninterest expense increased primarily due to the opening of the Bank’s Fredericksburg branch and the hiring of personnel for the expansion into Annapolis. The Bank opened its Annapolis Loan Production Office (“LPO”) in early October 2014.

Consolidated net income available to common shareholders for the nine months ended September 30, 2014 decreased $62,000, or 1.3%, to $4.8 million or $1.03 per common share (diluted) compared to $4.9 million or $1.60 per common share (diluted) for the nine months ended September 30, 2013. The decrease in net income was due to increased provision for loan losses, decreased noninterest income and increased noninterest expense and income tax expense, which were partially offset by increased net interest income.

“Pretax income for the three and nine months ended September 30, 2014 of $3.3 million and $8.1 million was $562,000 and $249,000 more than the comparable periods of 2013,” stated William J. Pasenelli, President and Chief Executive Officer. “Strong loan production and progress in reducing our cost of funds have increased earnings. The opening in Fredericksburg of the LPO in August 2013 and the branch in July 2014 were important to implement our growth strategy and to deploy capital from the October 2013 capital raise. At September 30, 2014, the Fredericksburg LPO had greater than $70 million in outstanding loans. We are optimistic that the October 2014 opening of the Annapolis, Maryland LPO will be accretive in the near term.”

“The Bank’s focus on increasing commercial real estate loans during the current year has been the primary driver of overall loan growth. During the third quarter of 2014, the Bank increased the commercial real estate portfolio $13.8 million to $545.7 million. Since the beginning of the year, we have added $69.0 million in net amortizing commercial real estate loans to the loan portfolio,” stated Gregory Cockerham, Chief Lending Officer. “Average net loan balances grew $22.3 million during the third quarter from $810.4 million for the three months ended June 30, 2014 to $832.7 million for the three months ended September 30, 2014.”

On Friday October 17, 2014, the Company filed a shelf registration statement with the Securities and Exchange Commission. The shelf registration statement provides the Company with the ability to offer in public offerings, up to $75.0 million of securities; including common stock, preferred stock, debt securities, depositary shares, warrants or units. The terms of future offerings would be established at the time of the offering. The Company is exploring its options for redeeming preferred stock issued under the Small Business Lending Fund (the “SBLF”). The preferred stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to regulatory approval. The Company is committed not to undertake an offering that is dilutive to our existing shareholders in connection with its efforts to redeem the SBLF preferred stock.

Operations – Nine Months Ended September 30, 2014 compared to Nine Months Ended September 30, 2013

The decrease in net income available to common shareholders of $62,000 to $4.8 million for the nine months ended September 30, 2014 compared to the same period in 2013 was attributable to an increased provision for loan losses of $511,000, decreased noninterest income of $509,000 and increased noninterest expense and income tax expense of $1.1 million and $311,000, respectively, partially offset by increased net interest income of $2.4 million.

Net interest income increased to $26.0 million for the nine months ended September 30, 2014 compared to $23.7 million for the nine months ended September 30, 2013. The net interest margin was 3.66% for the nine months ended September 30, 2014, a 13 basis point increase from 3.53% for the nine months ended September 30, 2013. The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans. These increases were partially offset by a reduction in loan yields.

Interest and dividend income increased by $1.5 million to $31.1 million for the nine months ended September 30, 2014 compared to $29.6 million for the nine months ended September 30, 2013. Growth in the average balance of loans and investment yields were partially offset by decreases in yields on loans and average investment balances. Interest and dividend income increased $2.8 million due to growth of $79.8 million in the average balance of loans from $733.3 million to $813.1 million and $174,000 due to better investment yields. This increase was partially offset by a decrease of $1.2 million in interest income from a reduction in loan yields. Average loan yields declined 22 basis points from 5.04% for the nine months ended September 30, 2013 to 4.82% for the nine months ended September 30, 2014. Interest and dividend income was further reduced $321,000 as average interest-earning investment balances decreased $25.3 million from $160.3 million for the nine months ended September 30, 2013 to $135.0 million for the nine months ended September 30, 2014.

The Company’s continued the trend of decreasing cost of funds as certificates of deposit re-price and lower rates are offered on money market accounts. The average cost of total interest-bearing liabilities decreased 15 basis points from 1.00% for the first nine months of 2013 to 0.85% for the first nine months of 2014. Deposit costs decreased 15 basis points from 0.73% for the first nine months of 2013 to 0.58% for the comparable period in 2014. Additionally, the increase in average noninterest bearing demand deposits of $10.2 million contributed to the decline in funding costs with average balances increasing from $86.8 million for the nine months ended September 30, 2013 to $97.0 million for the nine months ended September 30, 2014.

Interest expense decreased $826,000 to $5.1 million for the nine months ended September 30, 2014 compared to $5.9 million for the nine months ended September 30, 2013 due primarily to a reduction in the cost of funds on interest-bearing liabilities; as interest expense decreased $906,000 due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.22% and 0.34%, respectively, for the nine months ended September 30, 2013 to 1.00% and 0.27%, respectively, for the nine months ended September 30, 2014. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. In addition, the average rate paid on debt, which includes long-term debt, subordinated debentures and short-term borrowings, decreased from 2.45% to 2.31% for the comparable period. Interest expense was also reduced $50,000 due to a decline in average certificate of deposit balances of $6.7 million from $396.0 million for the nine months ended September 30, 2013 to $389.3 million for the nine months ended September 30, 2014. These reductions were partially offset by increases in interest expense due to larger average balances for interest-bearing transaction accounts and debt. Interest expense increased $25,000 due to a $14.2 million increase in average interest-bearing transaction accounts from $304.2 million for the nine months ended September 30, 2013 to $318.4 million for the nine months ended September 30, 2014. Interest expense increased $105,000 due to a $5.4 million increase in average debt balances from $86.2 million for the nine months ended September 30, 2013 to $91.6 million for the nine months ended September 30, 2014.

The provision for loan losses increased $511,000 from the comparable period in 2013 to $1.2 million for the nine months ended September 30, 2014 and reflected an increase in net-charge-offs offset by a decrease in the specific allowance. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs, additions to other real estate owned, or the sale of non-performing and classified loans. Net charge-offs increased $208,000 from $808,000 for the nine months ended September 30, 2013 to $1.0 million for the nine months ended September 30, 2014.

Noninterest income totaled $2.9 million for the nine months ended September 30, 2014 compared to $3.4 million for the nine months ended September 30, 2013. The decrease of $509,000 was principally due to a reduction in gains on loans held for sale of $199,000, a reduction in service charge income of $133,000 and a decrease in gains on sales of other real owned. Gains on loans held for sale were $348,000 for the nine months ended September 30, 2014 compared to $547,000 for the nine months ended September 30, 2013.

For the nine months ended September 30, 2014, noninterest expense increased 5.9% or $1.1 million to $19.6 million from $18.5 million for the comparable period in 2013. The increase was primarily due to growth in salary and employee benefits of $1.1 to $12.0 million as the Bank added employees in the first nine months of 2014 to support its expansion in the Fredericksburg area of Virginia and hired several loan officers and support employees during the second quarter to expand lending in the city of Annapolis, Maryland and the surrounding Anne Arundel County market. Occupancy and advertising expense increased compared to the same period of the prior year primarily as a result of the Company’s entrance into new markets. Additionally, salary and benefits and data processing were impacted by the increased cost of compliance and regulation. These increased costs were partially offset by a reduction in FDIC insurance premiums and OREO related expenses. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the nine months ended September 30, 2014 were 67.82% and 2.56%, respectively, compared to 68.43% and 2.56%, respectively, for the nine months ended September 30, 2013. The following is a summary breakdown of noninterest expense:

	Nine Months Ended September 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$11,960	$10,884	$1,076	9.9%
OREO Valuation Allowance and Expenses	332	606	(274)	(45.2)%
Other Operating Expenses	7,291	7,005	286	4.1%
Total Noninterest Expense	$19,583	$18,495	$1,088	5.9%

Operations – Three Months Ended September 30, 2014 compared to Three Months Ended September 30, 2013

The increase in net income available to common shareholders of $186,000 to $1.8 million for the three months ended September 30, 2014 compared to the same period in 2013 was attributable to increased net interest income of $902,000 partially offset by an increased provision for loan losses of $100,000 and increased noninterest expense and income tax expense of $239,000 and $376,000, respectively.

Net interest income increased to $9.0 million for the three months ended September 30, 2014 compared to $8.1 million for the three months ended September 30, 2013. The net interest margin was 3.74% for the three months ended September 30, 2014, a 16 basis point increase from 3.60% for the three months ended September 30, 2013. The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans. These increases were partially offset by a reduction in loan yields. Additionally, third quarter interest income recognized on the loan portfolio increased by $118,000 due to a return of several loans from nonaccrual status to performing status.

Interest and dividend income increased by $692,000 to $10.7 million for the three months ended September 30, 2014 compared to $10.0 million for the three months ended September 30, 2013. Growth in the average balance of loans and investment yields were partially offset by decreases in yields on loans and average investment balances. Interest and dividend income increased $1.1 million due to growth of $88.5 million in the average balance of loans from $744.2 million to $832.7 million and $27,000 due to better investment yields. This increase was partially offset by a decrease of $301,000 in interest income from a reduction in loan yields. Average loan yields declined 16 basis points from 5.02% for the three months ended September 30, 2013 to 4.86% for the three months ended September 30, 2014. Interest and dividend income was further reduced $109,000 as average interest-earning investment balances decreased $25.8 million from $157.0 million for the three months ended September 30, 2013 to $131.2 million for the three months ended September 30, 2014.

Interest expense decreased $210,000 to $1.7 million for the three months ended September 30, 2014 compared to $1.9 million for the three months ended September 30, 2013 due primarily to a reduction in the cost of funds on interest-bearing liabilities. The average cost of total interest-bearing liabilities decreased 13 basis points from 0.95% for the third quarter of 2013 to 0.82% for the third quarter of 2014. Interest expense decreased $246,000 due to a decrease in rates which was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.14% and 0.33%, respectively, for the three months ended September 30, 2013 to 0.96% and 0.26%, respectively, for the three months ended September 30, 2014. Deposit costs decreased 12 basis points from 0.67% to 0.55% for the comparable period. Additionally, the increase of noninterest bearing demand deposits of $9.5 million contributed to the decline in funding costs with average balances increasing from $93.9 million for the three months ended September 30, 2013 to $103.4 million for the three months ended September 30, 2014. The average rate paid on debt, which includes long-term debt, subordinated debentures and short-term borrowings, decreased from 2.42% to 2.33% for the comparable period. These reductions in interest expense were partially offset by a $36,000 increase in interest expense due increased average balances of debt, savings, money market and certificates of deposit compared to the same quarter of 2013.

The provision for loan losses increased $100,000 from the comparable period in 2013 to $385,000 for the three months ended September 30, 2014 and reflected decreases in net-charge-offs and the specific allowance. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs, additions to other real estate owned, or the sale of non-performing and classified loans. Net charge-offs decreased $78,000 from $240,000 for the three months ended September 30, 2013 to $162,000 for the three months ended September 30, 2014.

Noninterest income of $1.1 million for the three months ended September 30, 2014 equaled results for the comparable quarter of 2013. Increased gains on loans held for sale and increased loan appraisal, credit and miscellaneous charges offset reductions in service charge income and net gains on OREO sales. Gains on loans held for sale were $204,000 for the three months ended September 30, 2014 compared to $30,000 for the three months ended September 30, 2013 as secondary market sales slowed during the third quarter of 2013 due to rising residential mortgage interest rates and increased during the third quarter of 2014 due a decrease in rates. The Bank has an opportunistic approach to secondary market loan sales and has limited its investment in personnel and other support. Most personnel previously supporting secondary market sales were redeployed in late 2013 to focus on other noninterest income growth opportunities.

For the three months ended September 30, 2014, noninterest expense increased 3.8% or $239,000 to $6.5 million from $6.2 million for the comparable period in 2013. The increase was primarily due to growth in employee compensation of $202,000 to $3.9 million as the Bank added employees to support its expansion in the Fredericksburg area of Virginia and hired several loan officers and support employees during the second quarter of 2014 to expand lending in the city of Annapolis, Maryland and the surrounding Anne Arundel County market. Salary and benefits and data processing were impacted by the increased cost of compliance and regulation. Additionally, occupancy and advertising expense increased compared to the same period of the prior year primarily as a result of the Company’s entrance into new markets. These increased costs were partially offset by a reduction in FDIC insurance premiums and OREO related expenses. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the three months ended September 30, 2014 were 64.07% and 2.50%, respectively, compared to 67.74% and 2.57%, respectively, for the three months ended September 30, 2013. The following is a summary breakdown of noninterest expense:

	Three Months Ended September 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$3,939	$3,737	$202	5.4%
OREO Valuation Allowance and Expenses	37	212	(175)	(82.5)%
Other Operating Expenses	2,509	2,297	212	9.2%
Total Noninterest Expense	$6,485	$6,246	$239	3.8%

Financial Condition at September 30, 2014 compared to December 31, 2013

Total assets at September 30, 2014 of $1.04 billion increased $18.7 million compared to total assets of $1.02 billion at December 31, 2013. The increase in total assets was primarily attributable to net loan growth partially offset by declines in cash and securities. Net loans increased $37.9 from $799.1 million at December 31, 2013 to $837.0 million at September 30, 2014, due primarily to increases in loans for commercial real estate partially offset by decreases in commercial loans. The following is a breakdown of the Company’s loan portfolio at September 30, 2014 and December 31, 2013:

(dollars in thousands)	September 30, 2014%		December 31, 2013%

Commercial real estate	$545,663	64.47%	$476,648	58.97%
Residential first mortgages	155,234	18.34%	159,147	19.69%
Construction and land development	33,986	4.02%	32,001	3.96%
Home equity and second mortgages	21,330	2.52%	21,692	2.68%
Commercial loans	63,681	7.52%	94,176	11.65%
Consumer loans	661	0.08%	838	0.10%
Commercial equipment	25,836	3.05%	23,738	2.94%
	846,391	100.00%	808,240	100.00%
Less:
Deferred loan fees	1,138	0.13%	972	0.12%
Allowance for loan loss	8,273	0.98%	8,138	1.01%
	9,411		9,110
	$836,980		$799,130

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $4.5 million from $15.5 million or 1.91% of total loans at December 31, 2013 to $10.9 million or 1.29% of total loans at September 30, 2014. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans. There were no non-accrual only loans at September 30, 2014. At December 31, 2013 non-accrual only loans were $4.2 million, representing one well-secured commercial relationship with no specific reserves due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate.

Nonperforming loans (loans 90 days or greater delinquent) decreased $263,000 from December 31, 2013 to $10.9 million at September 30, 2014. Nonperforming loans as a percentage of total loans decreased to 1.29% at September 30, 2014 compared to 1.38% at December 31, 2013. The Bank had 36 nonperforming loans at September 30, 2014 compared to 28 nonperforming loans at December 31, 2013. Nonperforming loans at September 30, 2014 included $7.1 million or 65% of nonperforming loans attributed to 12 loans representing four customer relationships, of which $3.9 million represented a stalled residential development project. During the second quarter of 2014, the Bank deferred the collection of principal and interest for one year to enable the project to use available funds to build units and complete the project. At September 30, 2014, the stalled development project loans are considered both troubled debt restructured (“TDRs”) loans and non-accrual loans and are reported solely as non-accrual loans for financial reporting purposes. When the loans return to performing status after the forbearance period, they will be reported as TDR loans.

Loan delinquency decreased $2.6 million from $19.2 million or 2.38% of loans at December 31, 2013 to $16.6 million or 1.96% of loans at September 30, 2014. Loans 31-89 days delinquent decreased $2.4 million from $8.1 million or 1.00% of total loans at December 31, 2013 to $5.7 million or 0.67% of total loans at September 30, 2014. Management believes the 31-89 day past due delinquency rate of 0.67% is a leading indicator of the health of the loan portfolio.

At September 30, 2014, the Bank had eight accruing TDRs totaling $3.2 million compared to 13 accruing TDRs totaling $4.7 million as of December 31, 2013. At September 30, 2014, all TDRs were performing according to the terms of their restructured agreements. At December 31, 2013, one TDR of $329,000 was over 90 days past due. The Bank had specific reserves of $197,000 on four TDRs totaling $2.4 million at September 30, 2014 and $79,000 on two TDRs totaling $1.8 million at December 31, 2013. The Bank added three TDRs totaling $968,000 during the nine months ended September 30, 2014. During the second quarter of 2014, there were eight TDRs restructured during 2012 totaling $2.4 million that were no longer reported as TDRs due to the payment of principal and interest at market rates for greater than six consecutive months.

The OREO balance was $6.3 million at September 30, 2014, a decrease of $463,000 compared to $6.8 million at December 31, 2013. This decrease consisted of valuation allowances of $234,000 to adjust properties to current appraised values and $1.8 million in disposals, partially offset by additions of $1.6 million. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Overall asset quality ratios have improved since December 31, 2013 with non-accrual loans and OREO to total assets and non-accrual loans, OREO and TDRs to total assets improving 52 and 64 basis points, respectively, from 2.17% and 2.60%, respectively, at December 31, 2013 to 1.65% and 1.96%, respectively, at September 30, 2014.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down from a high point of $81.9 million at September 30, 2011. Classified assets have decreased $4.4 million or 7.8% from $56.9 million at December 31, 2013 to $52.5 million at September 30, 2014. The following is a breakdown of the Company’s classified and special mention assets at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of September 30, 2014	As of June 30, 2014	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$44,224	$43,367	$45,553	$47,645	$48,676	$68,515
Doubtful	-	174	-	-	-	-
Loss	-	-	-	-	-	37
Total classified loans	44,224	43,541	45,553	47,645	48,676	68,552
Special mention loans	10,160	7,809	6,288	9,246	6,092	-
Total classified and special mention loans	$54,384	$51,350	$51,841	$56,891	$54,768	$68,552

Classified loans	44,224	43,541	45,553	47,645	48,676	68,552
Classified securities	1,902	2,000	2,050	2,438	3,028	6,057
Other real estate owned	6,334	6,553	7,454	6,797	6,891	5,029
Total classified assets	$52,460	$52,094	$55,057	$56,880	$58,595	$79,638

The allowance for loan losses decreased from 1.01% of gross loans at December 31, 2013 to 0.98% of gross loans at September 30, 2014 due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions and a reduction in specific reserves on impaired loans. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate. During the nine months ended September 30, 2014 total charge-offs were $1.0 million. During the second quarter of 2014, the Bank charged off $650,000 related to $3.4 million in commercial loans to one customer as a result of a sale of the loans to a third party. The sale of the loans decreased the Bank’s specific allowance and classified loans. The allowance for loan losses increased $135,000 from December 31, 2013 to September 30, 2014. The increase in the allowance reflects an increase in the general allowance of $350,000 partially offset by a decrease in specific reserves of $215,000. The following is a breakdown of the Company’s general and specific allowances as a percentage of gross loans at September 30, 2014 and December 31, 2013, respectively.

(dollar in thousands)	September 30, 2014	% of Gross Loans	December 31, 2013	% of Gross Loans

General Allowance	$7,503	0.89%	$7,153	0.89%
Specific Allowance	770	0.09%	985	0.12%
Total Allowance	$8,273	0.98%	$8,138	1.01%

Total deposits increased by 1.0% or $8.5 million, to $829.9 million at September 30, 2014 compared to $821.3 million at December 31, 2013. During 2012 and 2013, the Bank increased transaction deposits, especially noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 52.3% of total deposits at September 30, 2014. Details of the Company’s deposit portfolio at September 30, 2014 and December 31, 2013 are presented below:

	September 30, 2014		December 31, 2013
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$101,233	12.20%	$103,882	12.65%
Interest-bearing:
Demand	84,578	10.19%	86,954	10.59%
Money market deposits	207,940	25.06%	204,032	24.84%
Savings	40,259	4.85%	39,116	4.76%
Certificates of deposit	395,810	47.70%	387,311	47.16%
Total interest-bearing	728,587	87.80%	717,413	87.35%

Total Deposits	$829,820	100.00%	$821,295	100.00%

Transaction accounts	$434,010	52.30%	$433,984	52.84%

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at September 30, 2014 and December 31, 2013 were $51.0 million and $27.0 million, respectively. Reciprocal brokered deposits at September 30, 2014 and December 31, 2013 were $30.6 million and $29.4 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers. The Bank uses the Promontory Network for reciprocal brokered deposits to participate in the Certificate of Deposit Account Registry Service (“CDARS”) and the Insured Cash Sweep product (“ICS”). Long-term debt increased $4.2 million from $70.5 million at December 31, 2013 to $74.7 million at September 30, 2014. During the first quarter of 2014, the Company added $5.0 million in Federal Home Loan Bank advances at 0.52% for two years. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the nine months ended September 30, 2014, stockholders’ equity increased $4.0 million to $114.8 million. The increase in stockholders’ equity was due to net income of $4.9 million, net stock related activities related to stock-based compensation and the exercise of options of $320,000 and a current year decrease in accumulated other comprehensive loss of $314,000. These increases to capital were partially offset by quarterly common dividends paid of $1.4 million and quarterly preferred stock dividends of $150,000. Increases in common stockholders' equity to $94.8 million at September 30, 2014 resulted in a book value of $20.21 per common share. The Company remains well-capitalized at September 30, 2014 with a Tier 1 capital to average assets ratio of 12.28%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia. Effective October 18, 2013, the Company changed its name from Tri-County Financial Corporation to The Community Financial Corporation and the Bank changed its name from Community Bank of Tri-County to Community Bank of the Chesapeake. The new names reflect the recent expansion into Virginia. The name of the holding company changed to better align the parent company name with that of the bank.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of September 30, 2014. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2013.

THE COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except per share amounts )	2014	2013	2014	2013
Interest and Dividend Income
Loans, including fees	$10,114	$9,340	$29,382	$27,704
Taxable interest and dividends on investment securities	550	632	1,705	1,853
Interest on deposits with banks	3	3	9	8
Total Interest and Dividend Income	10,667	9,975	31,096	29,565

Interest Expense
Deposits	1,135	1,336	3,502	4,332
Short-term borrowings	3	4	10	13
Long-term debt	525	533	1,576	1,569
Total Interest Expense	1,663	1,873	5,088	5,914

Net Interest Income	9,004	8,102	26,008	23,651
Provision for loan losses	385	285	1,151	640
Net Interest Income After Provision For Loan Losses	8,619	7,817	24,857	23,011

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	143	56	335	375
Gain on sale of asset	-	-	7	11
Net gains on sale of OREO	56	215	60	215
Net gains on sale of investment securities	-	-	24	-
Income from bank owned life insurance	160	157	463	465
Service charges	555	661	1,631	1,764
Gain on sale of loans held for sale	204	30	348	547
Total Noninterest Income	1,118	1,119	2,868	3,377

Noninterest Expense
Salary and employee benefits	3,939	3,737	11,960	10,884
Occupancy expense	568	505	1,787	1,557
Advertising	157	118	480	391
Data processing expense	475	237	1,127	967
Professional fees	249	293	767	755
Depreciation of furniture, fixtures, and equipment	181	191	548	581
Telephone communications	41	46	132	149
Office supplies	12	42	166	151
FDIC Insurance	204	285	542	859
Valuation allowance on OREO	-	171	234	501
Other	659	621	1,840	1,700
Total Noninterest Expense	6,485	6,246	19,583	18,495

Income before income taxes	3,252	2,690	8,142	7,893
Income tax expense	1,363	987	3,197	2,886
Net Income	$1,889	$1,703	$4,945	$5,007
Preferred stock dividends	50	50	150	150
Net Income Available to Common Shareholders	$1,839	$1,653	$4,795	$4,857

THE COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
(dollars in thousands)	(Unaudited)

Assets
Cash and due from banks	$10,631	$11,408
Federal funds sold	2,110	8,275
Interest-bearing deposits with banks	326	4,836
Securities available for sale (AFS), at fair value	43,378	48,247
Securities held to maturity (HTM), at amortized cost	76,851	86,401
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,435	5,593
Loans receivable - net of allowance for loan losses of $8,273 and $8,138	836,980	799,130
Premises and equipment, net	20,383	19,543
Other real estate owned (OREO)	6,334	6,797
Accrued interest receivable	3,051	2,974
Investment in bank owned life insurance	26,813	19,350
Other assets	9,189	11,270
Total Assets	$1,042,481	$1,023,824

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$101,233	$103,882
Interest-bearing deposits	728,587	717,413
Total deposits	829,820	821,295
Short-term borrowings	2,000	-
Long-term debt	74,686	70,476
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Accrued expenses and other liabilities	9,210	9,323
Total Liabilities	927,716	913,094

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000;
authorized 20,000; issued 20,000	20,000	20,000
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,688,152 and 4,647,407 shares, respectively	47	46
Additional paid in capital	46,215	45,881
Retained earnings	49,909	46,523
Accumulated other comprehensive loss	(743)	(1,057)
Unearned ESOP shares	(663)	(663)
Total Stockholders' Equity	114,765	110,730
Total Liabilities and Stockholders' Equity	$1,042,481	$1,023,824

Selected Financial Information and Ratios

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

KEY OPERATING RATIOS
Return on average assets	0.73%	0.70%	0.65%	0.69%
Return on average common equity	7.78	10.63	6.85	10.52
Return on average total equity	6.59	8.29	5.82	8.19
Average total equity to average total assets	11.04	8.45	11.12	8.47
Interest rate spread	3.61	3.48	3.52	3.41
Net interest margin	3.74	3.60	3.66	3.53
Cost of funds	0.73	0.85	0.76	0.90
Cost of deposits	0.55	0.67	0.58	0.73
Efficiency ratio	64.07	67.74	67.82	68.43
Non-interest expense to average assets	2.50	2.57	2.56	2.56
Avg. int-earning assets to avg. int-bearing liabilities	121.38	114.39	118.61	113.64
Net charge-offs to average loans	0.08	0.13	0.17	0.15
COMMON SHARE DATA
Basic net income per common share	$0.40	$0.55	$1.03	$1.61
Diluted net income per common share	0.39	0.55	1.03	1.60
Cash dividends paid per common share	0.10	0.10	0.30	0.30
Weighted average common shares outstanding:
Basic	4,652,481	2,997,401	4,648,843	3,016,793
Diluted	4,669,784	3,022,382	4,665,447	3,042,088

	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2014	December 31, 2013
ASSET QUALITY
Gross loans	$846,391	$808,240
Allowance for loan losses	8,273	8,138
Past due loans (PDLs) (31 to 89 days)	5,670	8,060
Nonperforming loans (NPLs) (>=90 days)	10,907	11,170
Non-accrual loans (NPLs + non-accrual only loans) (a)	10,907	15,450
Troubled debt restructures (TDRs) (b)	3,162	4,693
Other real estate owned (OREO)	6,334	6,797

ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.98%	1.01%
Allowance for loan losses to nonperforming loans	75.85	72.86
Past due loans (PDLs) to total loans	0.67	1.00
Nonperforming loans (NPLs) to total loans	1.29	1.38
Loan delinquency (PDLs + NPLs) to total loans	1.96	2.38
Non-accrual loans to total loans	1.29	1.91
Non-accrual loans and TDRs to total loans	1.66	2.45
Non-accrual loans and OREO to total assets	1.65	2.17
Non-accrual loans, OREO and TDRs to total assets	1.96	2.60

COMMON SHARE DATA
Book value per common share	$20.21	$19.52
Common shares outstanding at end of period	4,688,152	4,647,407

OTHER DATA
Number of:
Full-time equivalent employees	172	165
Branches	12	11
Loan Production Offices	5	4

REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	12.28%	12.50%
Tier 1 capital to risk-weighted assets	14.50	14.66
Total risk-based capital to risk-weighted assets	15.45	15.62

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment. At December 31, 2013, non-accrual loans included $4.3 million of current loans. These non-accrual loans represented six loans of one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate. As of December 31, 2013, the Bank had received all scheduled interest and principal payments on this relationship.

(b) The Bank has one TDR customer relationship of $3.9 million dollars with terms that defer the payment of principal and interest for a period of time. These loans will be classified as non-accrual loans during the entire concession period. When the customer is current and paying down the loans, the arrangement will be reported as TDRs in accordance with the Bank's ALLL policy.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the nine months ended September 30, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Nine Months Ended September 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$813,059	$29,382	4.82%	$733,275	$27,704	5.04%
Investment securities, federal funds
sold and interest-bearing deposits	135,028	1,714	1.69%	160,317	1,861	1.55%
Total Interest-Earning Assets	948,087	31,096	4.37%	893,592	29,565	4.41%
Cash and cash equivalents	11,190			11,766
Other assets	59,088			57,294
Total Assets	$1,018,365			$962,652

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$39,946	$30	0.10%	$37,237	$28	0.10%
Interest-bearing demand and money market accounts	278,498	566	0.27%	266,966	672	0.34%
Certificates of deposit	389,284	2,906	1.00%	395,974	3,632	1.22%
Long-term debt	74,727	1,340	2.39%	68,807	1,333	2.58%
Short-term debt	4,905	10	0.27%	5,357	13	0.32%

Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	236	2.62%	12,000	236	2.62%

Total Interest-Bearing Liabilities	799,360	5,088	0.85%	786,341	5,914	1.00%

Noninterest-bearing demand deposits	97,028			86,762
Other liabilities	8,688			8,013
Stockholders' equity	113,289			81,536
Total Liabilities and Stockholders' Equity	$1,018,365			$962,652

Net interest income		$26,008			$23,651

Interest rate spread			3.52%			3.41%
Net yield on interest-earning assets			3.66%			3.53%
Ratio of average interest-earning assets to average interest bearing liabilities			118.61%			113.64%

Cost of funds			0.76%			0.90%
Cost of deposits			0.58%			0.73%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Nine Months Ended September 30, 2014
	compared to Nine Months Ended
	September 30, 2013
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$2,883	$(1,205)	$1,678
Investment securities, federal funds sold and interest bearing deposits	(321)	174	(147)
Total interest-earning assets	$2,562	$(1,031)	$1,531

Interest-bearing liabilities:
Savings	2	-	2
Interest-bearing demand and money market accounts	23	(129)	(106)
Certificates of deposit	(50)	(676)	(726)
Long-term debt	106	(99)	7
Short-term debt	(1)	(2)	(3)
Guaranteed preferred beneficial interest in junior subordinated debentures	-	-	-
Total interest-bearing liabilities	$80	$(906)	$(826)
Net change in net interest income	$2,482	$(125)	$2,357

(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended September 30, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended September 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$832,674	$10,114	4.86%	$744,180	$9,340	5.02%
Investment securities, federal funds sold and interest-bearing deposits	131,162	553	1.69%	157,045	635	1.62%
Total Interest-Earning Assets	963,836	10,667	4.43%	901,225	9,975	4.43%
Cash and cash equivalents	14,284			13,398
Other assets	59,497			57,732
Total Assets	$1,037,617			$972,355

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$40,736	$10	0.10%	$37,975	$10	0.11%
Interest-bearing demand and money market accounts	288,280	187	0.26%	273,750	224	0.33%
Certificates of deposit	390,975	938	0.96%	387,480	1,102	1.14%
Long-term debt	74,690	449	2.40%	71,526	454	2.54%
Short-term debt	3,874	3	0.31%	5,156	4	0.31%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	76	2.53%	12,000	79	2.63%

Total Interest-Bearing Liabilities	810,555	1,663	0.82%	787,887	1,873	0.95%

Noninterest-bearing demand deposits	103,405			93,902
Other liabilities	9,058			8,368
Stockholders' equity	114,599			82,198
Total Liabilities and Stockholders' Equity	$1,037,617			$972,355

Net interest income		$9,004			$8,102

Interest rate spread			3.61%			3.48%
Net yield on interest-earning assets			3.74%			3.60%
Ratio of average interest-earning assets to average interest bearing liabilities			118.91%			114.39%

Cost of funds			0.73%			0.85%
Cost of deposits			0.55%			0.67%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended September 30, 2014
	compared to Three Months Ended
	September 30, 2013
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$1,075	$(301)	$774
Investment securities, federal funds sold and interest bearing deposits	(109)	27	(82)
Total interest-earning assets	$966	$(274)	$692

Interest-bearing liabilities:
Savings	1	(1)	-
Interest-bearing demand and money market accounts	9	(46)	(37)
Certificates of deposit	8	(172)	(164)
Long-term debt	19	(24)	(5)
Short-term debt	(1)	-	(1)
Guaranteed preferred beneficial interest in junior subordinated debentures	-	(3)	(3)
Total interest-bearing liabilities	$36	$(246)	$(210)
Net change in net interest income	$930	$(28)	$902

(1) Average balance includes non-accrual loans